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
---------------------------              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
      FORM 4                                          WASHINGTON, D.C. 20549
---------------------------
[ ] Check box if no longer                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).             Filed pursuant to Section 16(a) of the Securities Exchange
                                           Act of 1934, Section 17(a) of the Public Utility
                                         Holding Company Act of 1935 or Section 30(f) of the
                                                   Investment Company Act of 1940
------------------------------------- ------------------------------------------- ----------------------------------------------
1. Name and Address of Reporting      2. Issuer Name and Ticker or Trading         6. Relationship of Reporting Person to
   Person(1)                            Symbol                                       Issuer
                                                                                            (Check all applicable)
Maurer       Richard       M.            S2 Golf Inc.                                __X__ Director       __X___ 10% Owner
------------------------------------- -------------------------------------------     __X__ Officer (give  ______ Other (specify
 (Last)     (First)      (Middle)     3. I.R.S. Identification  4. Statement for            title below)                  below)
                                         Number of Reporting       Month/Year                    Secretary
                                         Person, if an Entity                                 -------------------------
Three Gateway Center                     (Voluntary)
-------------------------------------                           -----------------   ---------------------------------------------
             (Street)                                           5. If Amendment,    7. Individual or Joint/Group Filing
                                                                   Date of Original    (Check Applicable Line)
                                                                   (Month/Year)        _X_ Form filed by One Reporting Person
                                                                                       ___ Form filed by More than One Reporting
Pittsburgh    PA             15222                                                         Person
-------------------------------------
(City)      (State)           (Zip)
------------------------------------- ------------------------------------------- ----------------------------------------------
                   TABLE I- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------- ------------------------------------------- ----------------------------------------------
1. Title of Security                  2. Trans-  3. Trans-    4. Securities Acquired (A) 5. Amounts of  6. Owner-   7. Nature of
   (Instr. 3)                            action     action       or Disposed of (D)         Securities     ship        Indirect
                                         Date       Code         (Instr. 3, 4 and 5)        Beneficially   Form:       Beneficial
                                                    (Instr. 8)                              Owned at       Direct      Owner-
                                         (Month/                                            End of Month   (D) or      ship
                                         Day/    ---------------------------------------                   Indirect
                                         Year)                        (A) or                (Instr. 3      (I)
                                                   Code    V  Amount  (D)       Price       and 4)         (Instr. 4)  (Instr. 4)
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/9/99        p           200            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/13/99       p           100            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/15/99       p           400            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/21/99       p           100            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/22/99       p         2,400            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/23/99       p         1,400            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/24/99       p         1,500            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                          9/29/99       p         1,000            $2.125       11,200            I       by Richard
                                                                                                                      M. Maurer
                                                                                                                      Revocable
                                                                                                                      Trust
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                                                                                 1,000            I       by trust
                                                                                                                      f/b/o
                                                                                                                      Christopher
                                                                                                                      G. Maurer
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                                                                                 1,000            I       by trust
                                                                                                                      f/b/o
                                                                                                                      Mark
                                                                                                                      R. Maurer
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Common Stock                                                                             1,399,096            I       by Wesmar
                                                                                                                      Partners
                                                                                                                      Limited
                                                                                                                      Partnership
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FORM 4 (Continued)               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------ ---------- --------- --------- ------------ -------------- ---------------- --------- ---------- ----------- ----------
1.Title of   2.Conver-  3.Trans-  4.Trans-  5.Number     6.Date         7.Title and      8.Price   9.Number   10.Owner-   11.Nature
  Derivative   sion or    action    action    of Deriv-    Exer-          Amount of        of        of          ship        of
  Security     Exercise   Date      Code      ative        cisable        Underlying       Deriv-    Deriv-      Form of     Indir-
  (Instr.3)    Price of             (Instr.   Securities   and            Securities       ative     ative       Deriv-      ect
               Deri-      (Month/   8)        Acquired     Expir-         (Instr. 3        Secur-    Secur-      ative       Benefi-
               vative     Day/                (A) or       ation          and 4)           ity       ities       Secur-      cial
               Security   Year)               Disposed     Date                            (Instr.   Bene-       ity:        Owner-
                                              of (D)       (Month/                         5)        ficially    Direct      ship
                                              (Instr. 3,   Day/                                      Owned       (D) or      (Instr.
                                              4, and 5)    Year)                                     at End      Indirect    4)
                                                                                                     of          (I)
                                                         -------------------------------             Month       (Instr.
                                                                                                     (Instr.     4)
                                                         Date    Expir-        Amount or             4)
                                  ---------------------- Exer-   ation  Title  Number of
                                                         cisable Date          Shares
                                   Code  V   (A)   (D)
------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------
Call Options  $2.3125                                    Immed.  Com-                               7,500          D
                                                                 mon
------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------
(rights to
Buy)
------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------

------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------
Call Options $3.0625                                     Immed.  Com-                              50,000          D
                                                                 mon
------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------
(rights to
buy)
------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------

------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------

------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------

------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------

------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------

------------ ---------- --------- ----- --- ---- ------- ------- ------ ------ --------- --------- ---------- ----------- ----------
Explanation of Responses:

                                                                                            /s/ Richard M. Maurer  October 5, 1999
(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations. ---------------------- -----------------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  Signature of              Date
                                                                                              Reporting Person

Note: File three copies of this form, one of which must be manually signed. If space provided is
      insufficient, see Instruction 6 for procedure.                                                                    Page 2

                                                      (Print or Type Responses)
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